ALLIANCE ENTERTAINMENT CORP. REPORTS CONTINUED IMPROVEMENT

     NEW YORK, March 31/PRNewswire/ -- Alliance  Entertainment Corp. (OTC: AETTQ
- news) today reported an improvement in its core operating business for the month ended February 28, 1998. In its monthly operating report filed with the Office of the United States Trustee, the Company reported a consolidated net loss of $4.5 million on net sales of $22.8 million. The reported loss includes $2.2 million in interest and reorganization expenses.

     The Company reported that the operating loss for core operations in the reporting period was $445,000 on net sales of $22.3 million, including the continued negative impact of Chapter 11 on operations.

     "We continue to see a steady improvement in performance as the Company meets plan month after month," Eric Weisman, Alliance's president and chief executive officer, said. "In addition, the Company continues to see additional improvements resulting from cost reductions and other operational initiatives that have been implemented since the Chapter 11 filing.

     "The last four months -- the first time in more than two years that the core business has consecutively met its targets for that length of time -- demonstrate the soundness of the Company's business plan." Mr. Weisman also stated that the Company is "on track with our objective to emerge from Chapter 11 this summer."

     Mr. Weisman went on to say that several parties interested in pursuing an equity partnership-based plan of reorganization have met with the representatives of the Company, including its financial advisors The Blackstone Group and Zolfo Cooper, and that within the next 45 days, the Company expects to decide with its creditor constituencies on whether to pursue a stand-alone or equity-partner based plan.

     "I fully expect that in either case," Mr. Weisman said, "the equity in the newly reorganized Alliance Entertainment Corp. will be distributed to the Company's current creditors or new equity partners, and that under the plan of reorganization, current stock in the Company will be cancelled."

     Alliance Entertainment Corp. is the largest wholesaler of prerecorded music and related products. In addition, Alliance through its Concord and Castle subsidiaries, is a developer and marketer of catalog content in several genres. The Company currently employs approximately 800 people in the United States, Canada and the United Kingdom and maintains headquarters in Coral Springs, Fla. Alliance Entertainment Corp. and certain of its subsidiaries filed to reorganize under Chapter 11 on July 14, 1997.

     Forward-looking statements herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company "believes," "expects," "anticipates," or words of similar import. Similarly, statements that describe the Company's future plans, objectives, estimates or goals are forward-looking statements. There are certain important factors that could cause results to differ materially from those anticipated by forward-looking statements made herein. Investors are cautioned that all forward-looking statements involve risks and uncertainty.